Exhibit 99.1

Bion’s former CEO and Technology Co-inventor Passes

November 13, 2023. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a developer of advanced livestock waste treatment technology and premium sustainable beef, acknowledged the passing on Saturday of Dominic Bassani, the company’s former Chief Executive Officer, after an extended illness. The Bion team extends its condolences and best wishes to the Bassani family.

Mr. Bassani’s association with Bion began as a consultant in 2000, with a focus on strategic planning and special projects. In 2006, he assumed the role of CEO. As the driving force behind the development of Bion’s second and third generation technologies, his legacy will be pioneering solutions to one of the greatest environmental problems in the world today: the air and water quality impacts from livestock production. He was a co-inventor of Bion’s third generation technology platform – our Gen3Tech and patented Ammonia Recovery System – that represents the state-of-the-art in comprehensive waste treatment and nutrient recovery for livestock and other concentrated organic waste streams.

Mr. Bassani stepped down as Bion’s CEO in 2022, when Bion began the transition from R&D to commercialization of its technology. He remained as Chief Operating Officer, but due to an extended period of hospitalization and the years of battling his final illness, all his management duties and responsibilities were transferred to other members of the team he built.

Bill O’Neill, Bion’s CEO, said, “It was Dom’s vision of bringing both environmental AND economic sustainability to the livestock industry that attracted me to Bion and the opportunity for foundational change that it represents. He will be remembered for his drive and determination that have put Bion in a position to do great things, both for its shareholders, as well as the planet we live on.

To the Bassani family: you have our deepest condolences, and we look forward to completing his mission.”

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About Bion: Bion’s patented 3rd generation technology platform (Gen3Tech) minimizes environmental impacts from large-scale livestock production. The platform will simultaneously increase resource efficiencies and revenues by upcycling byproducts, producing PV solar and Renewable Natural Gas, and deliver sustainably produced branding (and premium pricing) for the protein products produced – meat, milk, etc. Bion is focused on developing state-of-the-art indoor cattle feeding operations that will produce premium sustainable beef, with a USDA-certified brand. Byproducts include clean water and unique low-carbon and organic nitrogen fertilizer products. Learn more at https://bionenviro.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘will’, ‘position to’, ‘look forward to’, and similar expressions identify certain forward-looking statements that are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

SVP, Director of Communications

303-898-4945 direct